EXHIBIT 99.1
Power Efficiency CFO to Present at Alternative Energy and Clean Technology Conference in New York
September 18, 2007 — Las Vegas, NV — Power Efficiency Corporation (OTCBB: PEFF.OB), a green energy company focused on efficiency technologies for electric motors, today announced that its CFO, BJ Lackland, has been invited to present at Friedland Investment Events’ Alternative Energy and Clean Technology Conference in New York City.
The conference will be held on Wednesday, September 19th at the DoubleTree Metropolitan Hotel, 569 Lexington Avenue. The audience at the conference will include invited members of the financial community, consisting of fund managers, investment advisors, private equity investors, investment bankers, analysts and brokers.
Mr. Lackland’s presentation will include a review of the Company’s recent accomplishments and plans for the future.
Commenting on the conference, Mr. Lackland stated, “Power Efficiency was honored to be invited to present at the Alternative Energy and Clean Technology Conference. Presenting at the conference will provide us an opportunity to educate invited representatives of the investment community about the Company, and most importantly, our plans for the future.”
About Power Efficiency Corporation
Power Efficiency Corporation (OTCBB: PEFF) is a green energy company focused on efficiency technologies for electric motors. Power Efficiency is incorporated in Delaware and is headquartered in Las Vegas, NV. The Company has developed a patented and patent-pending technology platform, called eSave Technology™, which has been demonstrated in independent testing to improve the efficiency of electric motors by 15-35% in appropriate applications. Electric motors consume over 25% of the electricity in the U.S. and many operate inefficiently. eSave Technology™ can be licensed to motor, controls and equipment manufacturers. Power Efficiency’s first product based on eSave Technology ™ is a Motor Efficiency Controller for applications such as escalators, crushers, granulators, mixers, saws, and MG elevators. Power Efficiency is also developing a new product based on eSave Technology™ for the tens of millions of small motors found in applications such as residential air conditioning, pool pumps, and clothes dryers. The company is working with manufacturers to incorporate this technology directly into new motors and appliances. For more information go to www.powerefficiency.com.
About Friedland Investment Events
Friedland Investment Events LLC, the sponsor of the Alternative Energy and Clean Technology Conference, is a sponsor of financial and investment events, sponsoring conferences, luncheons, dinner, cocktail receptions and road shows annually throughout the United States.
Contact:
Power Efficiency Corporation
B.J. Lackland, CFO, (702) 697-0377
Kenneth Munson, VP Sales and Marketing, (702) 697-0377
Andrew Barwicki, Investor Relations, (516) 662-9461
Friedland Investment Events LLC
Patti Cannon, (303) 800-0716
www.friedlandevents.com
As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following:
changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC Filing. Power Efficiency assumes no obligation to update the information in this release.